Exhibit T3A-7

CERTIFICATE OF INCORPORATION

OF

COLOMBIA PETROLEUM SERVICES CORP.

1.                            The name of the corporation is:

COLOMBIA PETROLEUM SERVICES CORP.

2.                            The address of its registered office in the State of Delaware is 100 West Tenth Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                            The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.                            The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

5.                                The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by ballot.

6.                                The name and mailing address of the incorporator is:

L. M. Custis
100 West Tenth Street
Wilmington, Delaware 19801

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 4th day of October, 1983.

/s/ L. M. Custis
L. M. Custis
received for record
oct 4 1983
leo j. dugan, jr., Recorder

state of delaware
secretary of state
division of corporations
filed 10:00 am 01/29/1992
722029050 — 2018479

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPoration

OF COLOMBIA PETROLEUM SERVICEs CORP.

COLOMBIA PETROLEUM SERVICEs CORP., a corporation organised and existing under the General Corporation Law of the State of Delaware does hereby certify:

The amendment to the Corporation’s Certificate of Incorporation set forth in the following resolutions approved by the Corporation’s Board of Directors and stockholders was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that the Certificate of Incorporation of the corporation be amended by striking Article 3 in its entirety and replacing therefor:

3.      The nature of the business or purposes to be conducted or promoted is to engage in the supply of drilling equipment and corresponding tests; drilling of wells. In relation with such services, the company may render those of supply, maintenance of equipment, elements and tools. In addition and in relation with such services, the company may perform directly the activities necessary for the rendering of the principal service such as civil works, transportation of equipment and personnel, telecommunications, etc.

In Witness whereof, colombia petroleum services corp. has caused this certificate to be signed and attested by its duly authorised officers this 18th day of January, 1992.

colombia petroleum services corp.

/s/ James F. Farr
James F. Farr
President

ATTEST:

/s/ Sherrie L. Vondrak
Sherrie L. Vondrak
Asst. Secretary